Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 11, 2019, relating to (i) the consolidated financial statements as of December 31, 2018 and 2017, and for the three years in the period ended December 31, 2018 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding a change in accounting policy related to asbestos-related defense and processing costs, a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers, and an emphasis of a matter paragraph regarding the merger of The Dow Chemical Company and E.I. du Pont de Nemours and Company) of DowDuPont Inc. and subsidiaries (the “Company”), and (ii) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of DowDuPont Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan
May 31, 2019